EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on (Form S-8 Nos. 333-08085, 333-08083, 333-47520, 333-58893, 333-64628, 333-84713, 333-84719, 333-102911, 333-102912 and 333-117480) pertaining to the 1991 Stock Option Plan, Employee Stock Purchase Plan, the 1995 Non-Employee Directors’ Stock Option Plan, the 2004 Equity Incentive Plan of Gilead Sciences, Inc., the NeXstar Pharmaceuticals, Inc. 1993 Incentive Stock Plan, the NeXstar Pharmaceuticals, Inc. 1995 Director Option Plan, the Vestar, Inc. 1988 Stock Option Plan, the Triangle Pharmaceuticals, Inc. 1996 Stock Incentive Plan, and the Option Agreement, dated August 5, 2002, between Triangle Pharmaceuticals, Inc. and Daniel G. Welch, and the Registration Statements on (Form S-3 Nos. 333-103871 and 333-111451) of Gilead Sciences, Inc. and in the related Prospectuses of our reports dated March 4, 2005, with respect to the consolidated financial statements and schedule of Gilead Sciences, Inc., Gilead Sciences, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Gilead Sciences, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

Palo Alto, California
March 9, 2005